We consent to the incorporation by reference in the Registration Statements on Forms S-1 of China Advanced Technology of our report dated September 2, 2010, with respect to the balance sheet as of April 30, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity and cash flows for the period from inception on May 1, 2008 through April 30, 2010 of China Advanced Technology included in this Report on Form S-1 for the period from the date of inception on May 1, 2008 to January 31, 2011.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
March 1, 2011 ___________________________________
Date